Exhibit 99.1

Amedisys Announces Definitive Agreement to Acquire Associated Home Care

Strategic Acquisition in Private Duty Adds to Amedisys’ Capabilities to Care for Patients in the Home

BATON ROUGE, La., February 11, 2016 – Amedisys, Inc. (NASDAQ: AMED), one of the nation’s leading home health care and hospice companies, today announced that it has signed a definitive agreement to acquire Associated Home Care, a private-duty home healthcare agency headquartered in North Andover, Massachusetts. Under the terms of the agreement, Amedisys will acquire 100% of the ownership interests in Associated Home Care for $28 million. The transaction is expected to close on March 1, 2016.

Associated Home Care, founded in 1991, is the leading private-duty agency in Greater Boston. Its 1,500 employees deliver care to 5,000 seniors daily, in homes throughout Eastern, Central, and Southern Massachusetts. Associated Home Care has corporate headquarters in North Andover and nine branch offices located in Beverly, Boston, Burlington, Leominster, Marblehead, Middleboro, Springfield, Worcester and Fall River. The Company generates approximately $40 million in annualized revenues.

Associated Home Care Chief Executive, Officer Michael Trigilio, along with his experienced management team, will continue to lead Associated Home Care. Trigilio will also oversee Amedisys’ new Personal Care Division to expand the Company’s private-duty capabilities throughout the country.

“This is our first acquisition of a private-duty company and an important step in realizing our long-term strategy,” stated Amedisys President and Chief Executive Officer Paul Kusserow. “Entering this complementary business line will also enhance our home health and hospice businesses in Massachusetts. This will improve the continuity of care our patients receive as their clinical needs change between skilled nursing and private-duty care over time – bringing even more value to our patients, referral sources and payers. We believe that private duty services are highly synergistic with our core skilled home health and hospice businesses, and that by acquiring these capabilities in one of our most successful regions we will realize these benefits quickly. Based on their strong track record of organic growth and integrating tuck-in acquisitions, we believe Associated Home Care is the right team to lead our efforts to grow this capability in our other core markets.”

“We are very excited to join Amedisys,” said Associated Home Care Chief Executive Officer Michael Trigilio. “For years we have been trying to identify the best way to add home health and hospice to our client service delivery. Amedisys will offer us the depth of support and range of resources available from one of the nation’s largest home healthcare and hospice providers. This gives us the clinical expertise, corporate infrastructure and stability to expand the range of services we provide in the communities we serve and beyond. Both organizations will benefit from each other’s expertise and enhance our collective delivery of care.”

Amedisys will provide further detail during its fourth quarter 2015 earnings conference call.

About Amedisys:

Amedisys, Inc. (NASDAQ:AMED) is a “health care at home” company delivering personalized home health and hospice care to more than 360,000 patients each year. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. For more information about Amedisys, please visit: http://www.amedisys.com. We use our company website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

About Associated Home Care:

Associated Home Care (AHC) has provided quality in-home senior care services since 1991. As a family-owned and operated company, AHC is committed to providing the highest level of assistance in all aspects of home care by providing a wide range of customized services from companionship to around-the-clock in-home care. With corporate office headquarters in North Andover and additional branch offices growing throughout Eastern, Central, and Southern Massachusetts, AHC is able to serve seniors, those with disabilities and their families in over 250+ communities. For more information about Associated Home Care, please visit http://www.associatedhomecare.com.

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Media Contact:

Kendra Kimmons

Marketing & Communications

225-299-3720

kendra.kimmons@amedisys.com

David Castille

Investor Relations

225-299-3665

david.castille@amedisys.com